Exhibit 5.1

March 30, 2020

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, to be issued pursuant to the 2012 Equity Incentive Plan, as amended, of CytoDyn Inc. (the “Company”).

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 10,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”), which may be issued pursuant to the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the due authorization and issuance thereof by the Company in accordance with the terms of the Plan and Delaware law, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP